SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                             FORM 8-A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
           PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES ACT OF 1934


                    SMTEK INTERNATIONAL, INC.
__________________________________________________________________________
       (Exact Name of Registrant as Specified in Its Charter)

         DELAWARE                                    33-0213512
_______________________________________     _______________________________
(State of Incorporation or Organization)   (IRS Employer Identification no.)


  2151 Anchor Court, Thousand Oaks, CA                 91320
_______________________________________     _______________________________
(Address of Principal Executive Offices)             (Zip Code)


If this form relates to the              If this form relates to the
registration of a class of               registration of a class of
securities pursuant to Section           securities pursuant to Section
12(b) of the Exchange Act and is         12(g) of the Exchange Act and is
effective pursuant to General            effective pursuant to General
Instruction A.(c), please check          Instruction A.(d), please check
the following box.  [ ]                  the following box.  [X]


Securities Act registration statement file
  number to which this form relates:        _________________
                                   	         (If applicable)


Securities to be registered pursuant to Section 12(b) of the Act:

    Title of Each Class                 Name of Each Exchange on Which
    To be so Registered:                Each Class is to be Registered:

_____________________________        ____________________________________

_____________________________        ____________________________________


Securities to be registered pursuant to Section 12(g) of the Act:

                 Common Stock, $0.01 par value
__________________________________________________________________________
                         (Title of Class)

__________________________________________________________________________
                         (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

     The Registrant is currently authorized to issue two classes of capital stock, designated common stock ("Common Stock") and preferred stock ("Preferred Stock"). The authorized Common Stock consists of 3,750,000 shares, par value $.01 per share, and the authorized Preferred Stock consists of 1,000,000 shares, par value $1.00 per share. This Form 8-A is being filed to register the Registrant's Common Stock.

     Each holder of shares of the Registrant's Common Stock is entitled to one vote for each share of stock held on the record date and, in the election of directors, is entitled to cumulate his or her votes and to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the holder's shares are entitled, or to distribute his or her votes on the same principle among as many candidates as he or she sees fit. Subject to preferential rights of holders of any series of Preferred Stock hereafter created, the holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and they share on a pro rata basis in any distributions to stockholders.

     The Registrant's Board of Directors is authorized, without further action by stockholders, to fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms and conditions of redemption (including sinking fund provisions), preemptive rights, liabilities, liquidation preferences and other rights, qualifications, limitations and restrictions of any wholly unissued series of Preferred Stock, together with the designation of each series and the number of shares to constitute the series. At the present time there is no Preferred Stock outstanding.

     The Registrant has applied for listing of its Common Stock on the Nasdaq SmallCap Market.


Item 2.  Exhibits.

         Number              Description of Exhibit
         _______          _____________________________

           3.1 Amended and Restated Certificate of Incorporation of SMTEK International, Inc.

           3.2 Bylaws of the Company, as amended and restated (incorporated by reference to Exhibit 3-b of the Company's 1995 Annual Report on Form 10-K).


                               SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

          SMTEK INTERNATIONAL, INC.

       June 18, 1999                       /s/ Richard K. Vitelle
_________________________________       _________________________________
           Date                         Richard K. Vitelle
                                        Vice President - Finance
                                        (Principal Financial Officer)